Exhibit 99.1

April 19, 2004

Cass Information Systems Reports
22% Increase in 1st Quarter 2004 Earnings

ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), ), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported first quarter earnings of 50 cents per fully diluted share, a 22% increase over the 41 cents earnings per fully diluted share reported for the first quarter of 2003. Total net income for the quarter was also up 22% to $1,847,000, compared to the $1,518,000 reported in the first quarter of 2003.

      The improved results were driven by a combination of higher revenues and lower operating costs.

      On the revenue side, a 24% increase in utility invoice processing volume fueled a $629,000 or 9% rise in overall processing fees. A growing customer base was responsible for the positive results.

      While freight processing fees in the quarter were essentially flat compared with the first quarter of 2003, the total volume of dollars processed increased 8% due to an increase in average shipment size. The effects of a series of technology initiatives enabled the transportation division to reduce operating expenses by almost $600,000 quarter-to-quarter. That decrease powered a company-wide decrease in operating expenses, another contributor to the strong first quarter results.

      Net investment income slipped $216,000 or 3%, despite a $64,911,000 increase in earning assets and a $29,360,000 increase in average loans, due to the continuing low general level of interest rates. The effect of a quarter-to-quarter decline in net interest margin of 5.27% to 4.58% was partially offset by a $441,000 gain on the sales of securities.

      Software revenues from the company's Government e-Management Solutions, Inc. subsidiary declined $617,000 (34%) compared to first period results in 2003.

      "We are delighted with the rapid growth our utility invoice processing operations continue to post, just as we are gratified that the savings we projected to result from our automation initiatives in the transportation division are being realized," said Lawrence A. Collett, Cass chief executive


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officer and chairman. "While government software revenues were lackluster, we see no reason why they can not return to prior levels. As for our lending and investment portfolios, a firming interest rate environment would set the stage for improved performance."

      "In coming months, we will continue to focus on expanding our information processing capabilities and activities," Collett concluded.

                      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended March 31, 2004 and 2003.

                                                      Quarter          Quarter
                                                       Ended            Ended
                                                      3/31/04          3/31/03

Transportation Invoice Volume                            5,429            5,666

Transportation Dollar Volume                        $2,221,646       $2,053,912

Utility Transaction Volume                               1,284            1,033

Utility Dollar Volume                               $  934,361       $  825,361

Payment and Processing Fees                         $    7,598       $    6,969
Software Revenue                                         1,179            1,796
Net Investment Income                                    6,373            6,589
Gains on Sales of Investment Securities                    441               --
Other                                                      549              555
                                                    ----------       ----------
     Total Revenues                                 $   16,140       $   15,909

Salaries and Benefits                               $    9,157       $    9,352
Occupancy                                                  458              436
Equipment                                                1,025            1,161
Other                                                    2,842            2,846
                                                    ----------       ----------
     Total Operating Expenses                       $   13,482       $   13,795

Income before Income Taxes                          $    2,658       $    2,114

Provision for Income Taxes                          $      811       $      596

Net Income                                          $    1,847       $    1,518

Average Earning Assets                              $  599,227       $  534,316

Net Interest Margin                                       4.58%            5.27%

Allowance for Loan Losses to Loans                        1.24%            1.25%

Non-performing Loans to Total Loans                        .75%             .78%

Net Loan Charge-offs to Loans                               --               --

Provision for Loan Losses                           $      200       $       90

Non-performing Loans                                $    3,451       $    3,364

Basic Earnings per Share                            $      .50       $      .41

Diluted Earnings per Share                          $      .50       $      .41


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About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $12 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2003.


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